UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
May 16, 2014

BEL FUSE INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-11676	22-1463699
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (201) 432-0463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[      ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                  [      ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[      ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                  [      ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Bel Fuse Inc. (“Bel” or the “Company”) has entered into a Stock Purchase Agreement, dated as of May 16, 2014 (the “Agreement”), with Emerson Electric Co. (the “Seller”), in order to acquire the Emerson Network Power Connectivity Solutions (“ECS”) business of the Seller.  Pursuant to the Agreement, Bel will acquire from the Seller or one of its direct or indirect wholly-owned subsidiaries (i) all of the outstanding capital stock of Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation, (ii) the entire equity interest (the “China Shares”) of Emerson Network Power Connectivity Solutions (Shanghai) Co, Ltd., a limited liability company established under the laws of the People’s Republic of China, and (iii) all of the outstanding share capital of Emerson Network Power Connectivity Solutions Limited, a private limited company established under the laws of England and Wales.

The aggregate purchase price, which will be paid in cash, is $98 million, subject to adjustments based on working capital and the amount of cash at closing.

The acquisition, which is subject to regulatory clearance and other customary closing conditions, including expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain approvals of China regulatory authorities, is expected to close in the second quarter of 2014.

The Agreement contains customary representations and warranties by Bel and the Seller.  The parties have rights to indemnification for, among other things, breaches of representations and warranties, subject to certain limitations, and for non-performance of their respective covenants.

Each of Bel and the Seller has the right to terminate (i) the entire Agreement if the closing of the purchase and sale of the shares other than the China Shares has not occurred on or before August 14, 2014 (the “End Date”), other than as a result of the breach of the Agreement by the party seeking to terminate the Agreement, and subject to the Seller’s right, in its sole discretion, to extend the End Date by up to an additional 90 days, and (ii) the portion of the Agreement relating to the purchase and sale of the China Shares only, if the closing of the purchase and sale of the China Shares has not occurred on or before November 16, 2014, other than as a result of a breach of the Agreement pertaining to the purchase and sale of the China Shares only.  The parties have additional customary termination rights.

Bel intends to finance the acquisition through bank borrowings and cash on hand.  Please refer to the disclosure set forth under Item 2.03 of this Current Report on Form 8-K.

On May 16, 2014, Bel issued a press release announcing the entry into the Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the executed Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.  The Agreement is not intended to change any disclosure about Bel or the Seller in their SEC filings.  The representations and warranties contained in the Agreement were negotiated primarily to establish termination conditions and allocate risk, rather than establish facts about the parties.  The representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the execution of the Agreement to purchase the ECS business, KeyBank National Association issued its commitment letter to Bel, dated May 16, 2014, for the issuance of senior credit facilities in an aggregate principal amount of $120,000,000.  KeyBank’s May 16, 2014 commitment letter includes a $70,000,000 term loan, to be used to fund the acquisition of the ECS business, and a $50,000,000 revolving credit facility.  The commitment for the revolving credit facility is the same as, and not in addition to, the $50,000,000 revolving credit facility described in the April 25, 2014 commitment letter from KeyBank National Association, issued in connection with Bel’s execution of an agreement to acquire the Power-One Power Solutions business of ABB Ltd.  The April 25, 2014 commitment letter from KeyBank National Association, which includes a term loan facility of $110,000,000 and the $50,000,000 revolving credit facility described above, remains in force and effect. The facilities will be secured by substantially all of the assets of Bel.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits
Exhibit 2.1 – Stock Purchase Agreement, dated as of May 16, 2014, between Bel Fuse Inc. and Emerson Electric Co.

Exhibit 99.1– Press release of Bel Fuse Inc. dated May 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2014	BEL FUSE INC.
(Registrant)

By:	/s/ Daniel Bernstein
Daniel Bernstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 2.1 – Stock Purchase Agreement, dated as of May 16, 2014, between Bel Fuse Inc. and Emerson Electric Co. Exhibit 99.1– Press release of Bel Fuse Inc. dated May 16, 2014.